Exhibit 4.7

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF (THE “CONVERSION SHARES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THESE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THIS NOTE OR CONVERSION SHARES OR (II) AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT WHERE THE HOLDER HAS FURNISHED TO THE COMPANY AN OPINION OF ITS COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

NATIONAL HOLDINGS CORPORATION

LIMITED RECOURSE CONVERTIBLE PROMISSORY NOTE

$500,000.00 (Principal Amount)	April 8, 2009

NATIONAL HOLDINGS CORPORATION, a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of  FUND.COM INC., a Delaware corporation (the “Holder”), on April 30, 2009 (the “Maturity Date”), the principal sum of Five Hundred Thousand Dollars (US $500,000), with no interest accruing or payable thereon.

This Note is being issued by the Company pursuant to the terms of that certain Securities Purchase Agreement by and between the Company and the Holder, dated April 7, 2009 (the “Securities Purchase Agreement”).  Capitalized terms used herein not otherwise defined shall have the meanings ascribed to them in the Securities Purchase Agreement.

1.           Limited Recourse.   Except as otherwise expressly provided herein, (a) the obligations of the Company under this Note shall be limited solely to the conversion of this Note into shares of Common Stock or Series C Preferred Stock, as the case may be, and (b) the Company shall not be liable or have any personal liability in any other respect for the payment of any amount under this Note.

2.           Conversion into Series C Preferred Stock.

2.1          Conversion into Series C Preferred Stock.   The entire unpaid principal amount of this Note shall automatically be converted into five hundred (500) shares of Series C Preferred Stock with no further action required by either the Company or the Holder, in the event that on or before 5:00 PM, New York Time, on the Maturity Date, the Holder shall pay the Five Million Dollar (US $5,000,000) Purchase Price in accordance with the provisions of  Section 3.2(c) of the Securities Purchase Agreement, as a result of all of the conditions to closing of the transactions contemplated by the Securities Purchase Agreement required to be met or performed by both the Company and the Holder (including the execution, delivery and filing of all Transaction Documents and other documents, waivers and instruments required to be executed, delivered or filed in connection with the transactions contemplated by the Securities Purchase Agreement) having been met or performed by the Maturity Date by the Company and the Holder, respectively, or otherwise waived by the applicable party (the “SPA Closing”).

2.2           Effect of Conversion.  Upon conversion of this Note in the manner provided by this Section 2, this Note shall be deemed fully satisfied and cancelled.

2.3           Payment of Purchase Price.   Upon payment of the Purchase Price and consummation of the SPA Closing, the Purchase Price for all 5,000 shares of Series C Preferred Stock shall be deemed to have been paid in full.

3.           SPA Closing; Extension Period and Election of Remedies.

3.1           Extension Period.  In the event that for any reason by the Maturity Date:

(a)           all of the conditions to closing of the transactions contemplated by the Securities Purchase Agreement required to be met or performed by the Holder (including the execution, delivery and filing of all Transaction Documents and other documents, waivers and instruments required to be executed, delivered or filed in connection with the transactions contemplated by the Securities Purchase Agreement) shall have been met or performed by the Holder by the Maturity Date; and

(b)           all of the conditions to closing of the transactions contemplated by the Securities Purchase Agreement required to be met or performed by the Company (including the execution, delivery and filing of all Transaction Documents and other documents, waivers and instruments required to be executed, delivered or filed in connection with the transactions contemplated by the Securities Purchase Agreement) shall not have been met or performed by the Company by the Maturity Date, and, as a result, the SPA Closing shall not have occurred, then, and in such event, the Company shall have a period not to exceed fifteen (15) days following the Maturity Date (the “Extension Period”) to meet or perform such closing condition(s).  In the event that the Company shall meet or perform such closing condition(s) by the expiration of the Extension Period (or the same shall be waived in writing by the Holder), the SPA Closing shall occur and the Purchase Price shall be paid by the Holder at such SPA Closing.  In the event that the Holder shall fail or refuse to pay the Purchase Price at the SPA Closing, the provisions of Section 4 of this Note shall be applicable.

3.2           Remedy Period and Election of Remedies.    In the event that the provisions of Section  3.1 above shall be applicable, but the SPA Closing shall not have occurred by the expiration of the Extension Period as a result of the Company’s failure or refusal to meet or perform all closing conditions on its part to be performed, then at any time on or before the expiration of the fifteen (15) day period immediately following the expiration of the Extension Period (the “Remedy Period”),  the Holder may elect one of the two remedies set forth in this Section 3.2.

(a)           If the condition(s) to be performed or fulfilled by the Company is within the power of the Company to perform or fulfill, the Holder may, at its option by written notice to the Company given before the expiration of the Remedy Period (the “Remedy Election Notice”), elect either to (i) seek specific performance of the Company's obligations under the Securities Purchase Agreement, or (ii) terminate the Securities Purchase Agreement; in which event the Company shall then be immediately obligated to repay the entire $500,000 principal amount of this Note, plus interest at the rate of 6% per annum (calculated from the date of this Note to the date of the repayment); provided, that as a condition to the Holder’s seeking specific performance of the Securities Purchase Agreement, the Purchase Price shall be deposited and maintained in the attorneys’ escrow account or client trust account of Hodgson Russ LLP, counsel to Amalphis Group Inc. and Global Asset Fund Limited.

(b)          If the condition(s) to be performed or fulfilled by the Company is not within the power of the Company to perform or fulfill (such as the institution by a third party of a material litigation against the Company or a Significant Subsidiary), the Holder may, at its option pursuant to a Remedy Election Notice given before the expiration of the Remedy Period, elect either to (i) waive the condition(s) and consummate the transactions contemplated by the Securities Purchase Agreement such that the SPA Closing occurs, or (ii) terminate the Securities Purchase Agreement, in which event the Company shall then be immediately obligated to repay the entire $500,000 principal amount of this Note, plus interest at the rate of 6% per annum (calculated from the date of this Note to the date of the repayment).

3.3           Failure to Give Remedy Election Notice.   In the event that the Holder does not timely give such Remedy Election Notice to the Company, the same shall be deemed to be an election to terminate the Securities Purchase Agreement.

4.           Conversion into Common Stock.

4.1           Conversion into Common Stock.   In the event that on or before 5:00 PM, New York Time, on the Maturity Date, the Holder shall fail to pay the Five Million Dollar ($5,000,000) Purchase Price in the manner contemplated by Section 3.2(c) of the Securities Purchase Agreement, subject only to the provisions of Section 3 above, the entire unpaid $500,000 principal amount of this Note shall automatically convert into Six Hundred and Sixty Six Thousand Six Hundred and Sixty Six (666,666) shares of Common Stock, with no further action required by either the Company or the Holder.

4.2           Effect of Conversion.  Upon conversion of this Note in the manner provided by this Section 4, this Note shall be deemed fully satisfied and cancelled.

5.           Miscellaneous Provisions.

5.1           Prepayment.  The Company shall have no right to prepay this Note prior to the Maturity Date.

5.2           Benefits.  This Note shall be binding upon the Company and its successors and assigns.  This Note may not be assigned by the Holder.

5.3           Notices.  All communications provided for herein or with reference to this Note shall be made in the manner set forth in its Securities Purchase Agreement.

5.4           Entire Agreement.  This Note, together with the Securities Purchase Agreement, sets forth the entire agreement between the Company and the Holder with respect to the subject matter contained herein.  If there is a conflict between the provisions in this Note and the provisions of the Securities Purchase Agreement, the provisions of this Note shall govern.

5.5           Severable.  If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of all other terms and provisions hereof shall in no way be affected thereby.

5.6           Amendment.  This Note may not be changed, modified or amended except by an agreement in writing signed by the Company and the Holder.

5.7           Governing Law.  This Note shall be deemed to be a contract made under, and to be construed in accordance with, the laws of the State of New York, without giving effect to conflicts of law.

5.8           Jurisdiction of Disputes; Waiver of Jury Trial.  In the event of any claim under this Note with respect to any matters described or contemplated herein, the Holder and the Company irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

5.9           Section Headings.  The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

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IN WITNESS WHEREOF, the Company has caused this Note to be signed in its corporate name by its Chief Executive Officer and dated the day and year first above written.

NATIONAL HOLDINGS CORPORATION

By: /S/ MARK GOLDWASSER
       Mark Goldwasser, CEO